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                                                                 EXHIBIT 10.11

                              TEVCO INCENTIVE PLAN
                           (as amended and restated)


                                   ARTICLE I
                           ESTABLISHMENT AND PURPOSE

         1.1 Restatement of the Plan. Transco Energy Ventures Company (the "Company") hereby amends and restates the TEVCO Incentive Plan dated August 20, 1992 (the "Plan"), effective, subject to Article VIII, as of May 1, 1993. The terms and provisions of the Plan, as hereby amended and restated, are set forth below and shall supersede all provisions of the TEVCO Incentive Plan as in existence immediately prior to the adoption of this Plan restatement (the "Prior Plan").

         1.2     Purposes. The purposes of the Plan are to:

                 (a) Focus Participants, both as a team and individually, on achieving key strategic and financial objectives of Transco and the Company, thus enhancing the value of the Company and benefiting Transco shareholders;

                 (b) Encourage an entrepreneurial spirit on the part of Participants by offering them a competitive bonus award opportunity commensurate with individual contribution and the Company's performance; and

                 (c) Enhance the Company's ability to retain top quality management talent.


                                   ARTICLE II
                                  DEFINITIONS

         2.1 Definitions. Whenever used herein, the following capitalized terms shall have the meanings set forth below, unless expressly otherwise provided.

          (a)    "ADMINISTRATIVE GUIDELINES" refers to such term as defined in
     Section 7.1 hereof.

          (b) "AFFILIATE" means any "subsidiary" of Transco within the meaning of Section 424(f) of the Code.

          (c) "AWARD PERCENTAGE TARGET" refers to a Participant's targeted percentages of the Incentive Pool and of the Prior Plan Pool, as provided by the Administrative Guidelines for the Plan Year.

          (d)    "BOARD" refers to the Board of Directors of Transco.
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          (e)    "CAUSE" refers to the termination of an employee's employment by Transco or an Affiliate due to (i) the willful and continued failure for a period of 30 days by the employee to perform substantially all of the employee's duties with his employer, following a demand by Transco or his employer for substantial performance of his duties, which demand specifies the manner in which the employee has not performed his duties, other than any such failure resulting from the employee's incapacity due to physical or mental illness, or (ii) the willful engaging by the employee in gross misconduct materially and demonstrably injurious to his employer. For purposes of this subparagraph, an act or failure to act on the employee's part shall be considered "willful" if done or omitted to be done by the employee otherwise than in good faith and without reasonable belief that the employee's action or omission was in the best interest of his employer.

          (f) "CHANGE IN CONTROL" refers to such term as defined in the Prior Plan.

          (g) "COMMITTEE" refers to the Compensation Committee of the Board of Directors of Transco.

          (h) "DISABILITY" refers to disability as defined in the Transco Energy Company Long-Term Disability Plan as amended from time to time.

          (i)    "DEFERRAL ACCOUNT" refers to such term as defined in the Prior
     Plan.

          (j) "EARLY RETIREMENT" refers to early retirement pursuant to the Transco Energy Company Retirement Plan, as amended from time to time.

          (k) "EMPLOYEE" refers to a regular or part-time regular, salaried employee of the Company or a Subsidiary.

          (l) "FINAL AWARD" refers to the total amount payable to a Participant with respect to the Incentive Pool and the Prior Plan Pool as provided in the Plan.

          (m)    "FINAL AWARD PERCENTAGE" refers to such term as defined in
     Section 4.2.

          (n)    "INCENTIVE POOL" refers to $1,030,080.

          (o) "NORMAL RETIREMENT" refers to Normal Retirement as defined in the Transco Energy Company Retirement Plan as amended from time to time.

          (p) "PARTICIPANT" refers to an Employee who is selected by the Committee to participate in the Plan for the Plan Year.

          (q) "PLAN YEAR" refers to the period beginning on January 1, 1993 and ending the earlier of (i) the date that immediately precedes the Sale of the Company or (ii) December 31, 1993.

          (r)    "PRIOR PLAN" refers to such term as defined in Section 1.1.

          (s)    "PRIOR PLAN POOL" refers to $728,772.

          (t) "PRESIDENT OF THE COMPANY" refers to the person who held that position on April 1, 1993.





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          (u)    "SALE OF THE COMPANY" refers to the closing date of the sale or other disposition of (i) more than 50% of the total combined voting power of all classes of Company stock, if, on such sale or disposition, Transco ceases to have effective control of the Company's daily operations; or (ii) substantially all of the power projects of the Company and its Subsidiaries and substantially all of the other assets of the Company (which includes the stock of its Subsidiaries) and its Subsidiaries ("Asset Sale"). Whether, and when, an Asset Sale has occurred shall be determined in good faith by Transco.

          (v) "SUBSIDIARY" refers to any subsidiary of the Company within the meaning of Section 424(f) of the Code.

          (w) "TRANSCO" refers to Transco Energy Company, a Delaware corporation, and any successor thereto.


                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

         3.1 Participation. As soon as reasonably practicable after the beginning of the Plan Year, the President of the Company shall designate in writing (individually or by position) the Employees who are to be Participants with respect to the Plan Year, subject to the approval of the Committee; provided, however, the President of the Company may determine at any time prior to the making of Final Awards with respect to the Plan Year to add such additional Participant(s), subject to the approval of the Committee.


                                   ARTICLE IV
                              AWARD DETERMINATION

         4.1 Target Award Percentages. As soon as reasonably practicable after the beginning of the Plan Year, the President of the Company shall establish an Award Percentage Target for each Participant (other than for himself) for the Incentive Pool and the Prior Plan Pool, which, upon approval by the Committee, shall be stated in the Administrative Guidelines for the Plan Year. The President of the Company shall have awarded to him an Award Percentage Target for each pool equal to that percentage established for him with respect to such pools in the Administrative Guidelines for the 1992 year.

         4.2 Participants' Final Awards. On or as soon as reasonably practicable after the end of the Plan Year, the President of the Company shall determine each Participant's (other than his own) Final Award Percentage, if any, that will be applicable to the Incentive Payments Pool and the Prior Plan Pool, and shall submit such determination to the Committee for its approval. The Committee shall act upon (accept or reject) the recommendation of the President of the Company within 30 days of the end of the Plan Year. The Final Award Percentage for the President of the Company shall be his Award Percentage Target. The total of all Final Award Percentages, including the President of the Company's, applicable to the Incentive Pool and the Prior Plan Pool shall not exceed 100%, respectively.





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         4.3     Payments From Deferral Accounts. As soon as reasonably
practicable following the end of the Plan Year, and in no event later than 30 days after the end of the Plan Year, a Participant's Deferral Account, with interest thereon as provided in the Prior Plan, shall be paid to the Participant by Transco in a lump sum by check.

         4.4 Form and Timing of Final Award Payments. Subject to Article V below, payment of the Final Awards shall be made by Transco by check as soon as is reasonably practicable following the approval of the Final Awards by the Committee and in no event later than 30 days after the end of the Plan Year.


                                   ARTICLE V
                           TERMINATION OF EMPLOYMENT

         5.1 Transfers Within Transco. If during the Plan Year a Participant transfers from the Company or its Subsidiaries but remains an employee of Transco or any Affiliate at the end of the Plan Year, any Final Award for such Plan Year shall be paid to such Participant on a prorated basis based on the number of days the Participant was employed on a full-time basis by the Company and its Subsidiaries during the Plan Year, unless, and to the extent, the Committee in its discretion waives such proration.

         5.2 Termination of Employment due to Disability, Death, Retirement or Involuntary Termination. In the event a Participant's employment with Transco and its Affiliates is terminated prior to the end of the Plan Year by reason of Disability (a Participant who incurs a Disability shall be treated as terminated for purposes of this Plan, whether or not such Participant is treated as terminated for other Company purposes), death, Early Retirement or Normal Retirement or is terminated involuntarily by Transco or an Affiliate other than for Cause, any Final Award for such Plan Year shall be paid to such Participant on a prorated basis based on the number of days the Participant was employed on a full-time basis by the Company and its Subsidiaries in the Plan Year, unless, and to the extent, the Committee in its discretion waives such proration.

         5.3 Termination for Cause. In the event that a Participant's employment with Transco and its Affiliates is terminated for Cause prior to the end of the Plan Year, the Participant shall not receive any Final Award for the Plan Year and shall forfeit any amounts in the Deferral Account established for such Participant's benefit.

         5.4 Other Terminations. In the event that a Participant's employment with Transco and its Affiliates terminates prior to the end of the Plan Year for any reason not covered in Section 5.2 or 5.3 above; including, without limitation, a voluntary termination by the Participant, the Participant shall not be entitled to receive a Final Award for the Plan Year, unless, and to the extent, the Committee in its discretion waives this provision with respect to the Participant. However, the Participant shall be entitled to receive his or her Deferral Account, if any.


                                   ARTICLE VI
                                OTHER PROVISIONS

         6.1 Plan Termination. The Plan shall automatically terminate on the Sale of the Company; however, such termination shall not alter the rights of the Participants existing at the date of such termination.





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         6.2     Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Texas, without regard for principles of conflict of laws.

         6.3 Withholding Taxes. Transco and the Company shall have the right to deduct from all payments under this Plan any federal, state, local or other taxes required by law to be withheld with respect to such payments.

         6.4 Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries who are to receive any Final Awards and amounts held any Deferral Account established by the Company for such Participant in the event of the Participant's death prior to the payment of the same. All designations shall be in writing and shall be effective only if and when delivered to Transco during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his beneficiary or beneficiaries by a written instrument delivered to Transco.

         In the event a Participant shall not designate a beneficiary or beneficiaries as discussed above, or if for any reason such designation shall be ineffective, the payment that otherwise would have been paid to such Participant shall be paid to the Participant's contingent beneficiary or contingent beneficiaries, if such be effectively designated, or if not so designated, to the Participant's estate.

         6.5 Employment. Nothing in this Plan nor any action taken by the Company, the Board or the Committee under the provisions hereof shall be construed as a contract of employment between the Company or a Subsidiary and an Employee or interfere with or limit in any way the right of the Company or a Subsidiary to terminate any such Employee's employment at any time, nor confer upon any such Employee any right to continue in the employ of the Company or a Subsidiary.

         6.6 Nontransferability. Except for the designation of beneficiaries pursuant to Section 6.4 hereof, no right or interest of any Participant under this Plan shall be assignable or transferable, pledged or encumbered in any manner, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.

         6.7 Plan Amendment. Transco may, in its sole discretion, amend this Plan in whole or in part at any time, except that no amendment may materially reduce the benefits under the Plan.


                                  ARTICLE VII
                           ADMINISTRATION OF THE PLAN

         7.1 Administrative Guidelines. The Plan shall be implemented and administered in accordance with a set of guidelines ("Administrative Guidelines") that are not inconsistent with the provisions hereof as may be established by the Committee or Transco. The Administrative Guidelines in effect for the Plan Year shall be attached hereto as Appendix A and may not be changed in a manner that would materially reduce the benefits under the Plan.

         7.2 Administration. The good faith determination of the Committee or Transco as to any disputed question arising under this Plan, including, without limitation, questions of construction and interpretation, shall be final, binding and conclusive upon all persons. Any person who accepts participation in the Plan hereby agrees to be bound





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by all of the terms of the Plan and the Administrative Guidelines, and to accept as final, binding and conclusive the determinations of the Committee or Transco made in good faith.

         7.3 Limitation of Liability. The Board, the Committee, and Transco, and any other person acting under the direction of any of the foregoing, shall not be liable for any act or failure to act hereunder, except for gross negligence or fraud, and the Company shall indemnify the Board, the Committee, Transco and such other persons against all expenses, fines, judgments, and/or penalties incurred in connection with any claim or proceeding seeking to impose such liability; provided, however, nothing herein shall limit the ability of any person to enforce the other provisions of this plan.


                                  ARTICLE VIII
                          EFFECTIVENESS OF RESTATEMENT

         8.1 Plan Restatement. Notwithstanding anything herein to the contrary, unless the Sale of the Company occurs prior to January 1, 1994, or Transco, by action of its Chief Executive Officer, amends this Section 8.1 prior to that date, this amendment and restatement of the Plan shall be deemed void ab initio, and the terms of the Prior Plan shall be deemed to have continued in full force and effect without change or interruption.





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